Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Remark Media, Inc. on Form S-1 of our report dated March 31, 2014, appearing in the Annual Report on Form 10-K/A of Remark Media, Inc. for the year ended December 31, 2013 and our report dated July 17, 2014 related to the December 31, 2013 and December 31, 2012 financial statements of Hotelmobi, Inc. appearing in the Form 8-K/A of Remark Media, Inc. filed on July 18, 2014 and amended on July 23, 2014 and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Cherry Bekaert LLP
Cherry Bekaert LLP
Atlanta, Georgia

August 15, 2014